SILVERBOW RESOURCES, INC.
2016 EQUITY INCENTIVE PLAN
CASH INCENTIVE AWARD GRANT NOTICE
OFFICERS - PERFORMANCE

Pursuant to the terms and conditions of the SilverBow Resources, Inc. 2016 Equity Incentive Plan, as amended from time to time (the “Plan”), SilverBow Resources, Inc. (the “Company”) hereby grants to the individual listed below (“you” or the “Participant”) the cash incentive award (the “Cash Incentive Award”) set forth below. This Cash Incentive Award (this “Award”) is subject to the terms and conditions set forth herein and in the Cash Incentive Award Agreement attached hereto as Appendix A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Participant:	[[FIRSTNAME]] [[MIDDLENAME]] [[LASTNAME]]

Date of Grant:	February 26, 2020

Award Type and Description:
Performance Award granted pursuant to Article X of the Plan. This Award represents the right to receive a cash payment in an amount up to 200% of the Target Cash Incentive Award (defined below), subject to the terms and conditions set forth herein and in the Agreement.

The Target Cash Incentive Award will be divided into two halves. The first 50% of the Target Cash Incentive Award will be subject to a Performance Goal established with respect to fiscal year 2020 (the “2020 Target Cash Incentive”). The second 50% of the Target Cash Incentive Award will be subject to a Performance Goal established with respect to fiscal year 2021 (the “2021 Target Cash Incentive”).

Your right to receive settlement of this Award in an amount ranging from 0% to 200% of the Target Cash Incentive Award shall vest and become earned and nonforfeitable upon (i) your satisfaction of the continued employment or service requirements described below under “Service Requirement” and (ii) the Committee’s certification of the level of achievement of the 2020 Performance Goal or the 2021 Performance Goal (defined below). The portion of the 2020 Target Cash Incentive actually earned upon satisfaction of the foregoing requirements is referred to herein as the “2020 Earned Cash Incentive Award” and the portion of the 2021 Target Cash Incentive actually earned upon satisfaction of the foregoing requirements is referred to herein as the “2021 Earned Cash Incentive Award.” Each of the 2020 Earned Cash Incentive Award and the 2021 Earned Cash Incentive Award may be referred to as an “Earned Cash Incentive Award.”

Dollar Amount of Target Cash Incentive Award:	$[[VALUE]] (the “Target Cash Incentive Award”).

Performance Period:
The Performance Period for the 2020 Target Cash Incentive is January 1, 2020 through December 31, 2020 (the “2020 Performance Period End Date” and such 12 month period the “2020 Performance Period”). The Performance Period for the 2021 Target Cash Incentive is January 1, 2021 through December 31, 2021 (the “2021 Performance Period End Date” and such 12 month period the 2021 Performance Period”). Each of the 2020 Performance Period End Date and the 2021 Performance Period End Date may be referred to as a “Performance Period End Date.”

Service Requirement:
Except as expressly provided in Section 3 of the Agreement, you must remain continuously employed by, or continuously provide services to, the Company or an Affiliate, as applicable, from the Date of Grant through the 2020 Performance Period End Date to be eligible to receive payment of the 2020 Target Cash Incentive, which payment is based on the level of achievement with respect to the 2020 Performance Goal (as defined below). Except as expressly provided in Section 3 of the Agreement, you must remain continuously employed by, or continuously provide services to, the Company or an Affiliate, as applicable, from the Date of Grant through the 2021 Performance Period End Date to be eligible to receive payment of the 2021 Target Cash Incentive, which payment is based on the level of achievement with respect to the 2021 Performance Goal (as defined below).

Performance Goal:
The “2020 Performance Goal” for the 2020 Performance Period is based on the Company’s achievement with respect to liquids production in the 4th quarter of 2020, as described in Appendix B attached hereto. The “2021 Performance Goal” for the 2021 Performance Period will be determined by the Committee and communicated to you following the end of the 2020 Performance Period.

Settlement:
Settlement of the 2020 Earned Cash Incentive Award and the 2021 Earned Cash Incentive Award shall be made in two separate lump sum payments, which shall be paid to you in accordance with Section 4 of the Agreement.

By your signature below, you agree to be bound by the terms and conditions of the Plan, the Agreement and this Cash Incentive Award Grant Notice (this “Grant Notice”). You acknowledge that you have reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations that arise under the Agreement, the Plan or this Grant Notice. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, effective for all purposes as provided above.

SILVERBOW RESOURCES, INC.

IN WITNESS WHEREOF, the Participant has executed this Grant Notice, effective for all purposes as provided above.

PARTICIPANT [[SIGNATURE]]
[[FIRSTNAME]] [[MIDDLENAME]] [[LASTNAME]]

APPENDIX A

CASH INCENTIVE AWARD AGREEMENT

This Cash Incentive Award Agreement (together with the Grant Notice to which this Agreement is attached, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached by and between SilverBow Resources, Inc., a Delaware corporation (the “Company”), and [FIRSTNAME] [LASTNAME] (the “Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.
1.    Award.  In consideration of the Participant’s past and/or continued employment with, or service to, the Company or its Affiliates and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”), the Company hereby grants to the Participant the Cash Incentive Award described in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. To the extent vested, the Cash Incentive Award represents the right to receive up to two lump sum cash payments, subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan; provided, however, that, depending on the level of performance determined to be attained with respect to the 2020 Performance Goal and the 2021 Performance Goal, the aggregate amount of cash that may be paid hereunder in respect of this Award may range from 0% to 200% of the Target Cash Incentive Award. Unless and until the Cash Incentive Award has become vested in the manner set forth in the Grant Notice, the Participant will have no right to receive any payments in respect of the Cash Incentive Award. Prior to settlement of this Award, this Award represents an unsecured obligation of the Company, payable only from the general assets of the Company.
2.    Vesting of Cash Incentive Award.  Except as otherwise set forth in Section 3, the Cash Incentive Award shall vest and become the 2020 Earned Cash Incentive Award and/or the 2021 Earned Cash Incentive Award, as applicable, based on the extent to which the Company has satisfied the 2020 Performance Goal and/or the 2021 Performance Goal, as applicable, set forth in the Grant Notice, which shall be determined by the Committee in its sole discretion following the end of each of the 2020 Performance Period and/or the 2021 Performance Period, subject to the Participant’s satisfaction of the applicable Service Requirements set forth in the Grant Notice. Any portion of the 2020 Target Cash Incentive that does not become the 2020 Earned Cash Incentive Award upon the Committee’s certification of the level of achievement of the 2020 Performance Goal, shall be automatically forfeited. Any portion of the 2021 Target Cash Incentive that does not become the 2021 Earned Cash Incentive Award upon the Committee’s certification of the level of achievement of the 2021 Performance Goal, shall be automatically forfeited.
3.    Effect of Termination of Employment or Service; Effect of Change in Control.
(a)    Termination of Employment without Cause or for Good Reason or due to Death or Disability. Except as otherwise provided in Section 3(b), in the event of your termination of employment by the Company without Cause or due to your resignation for Good Reason or due to your Death or Disability that occurs (i) during the 2020 Performance Period, the 2020 Target Cash Incentive Award will become vested as if target performance were achieved with respect to the 2020 Performance Goal except that such amount will be multiplied by a fraction, the numerator of which is the number of days during which you were employed by the Company in the 2020 Performance Period and the denominator of which is 366; or (ii) during the 2021 Performance Period, (A) to the extent unpaid, the 2020 Target Cash Incentive Award will become vested based on actual performance with respect to the 2020 Performance Goal and (B) the 2021 Target Cash Incentive Award will become vested as if target performance were achieved with respect to the 2021 Performance Goal except that such amount will be multiplied by a fraction, the numerator of which is the number of days during which you were employed by the Company in the 2021 Performance Period and the denominator of which is 365. In the event of a termination described in this Section 3(a), the Cash Incentive Award will be settled as provided in Section 4 upon (or no later than) 60 days following the date of your termination of employment.
(b)    Acceleration of Vesting Following a Change in Control. In the event of a Change in Control, any portion of the Cash Incentive Award that has not been earned through certification by the Committee of the applicable Performance Goals will become vested as if target performance were achieved with respect to the applicable Performance Goals on the earlier to occur of (i) your termination of employment by the Company without Cause or due to your resignation for Good Reason or (ii) the date that is six (6) months following the Change in Control. Any earned but unpaid portion of the Cash Incentive Award will be paid upon (or no later than) 60 days following the applicable vesting event described in the preceding sentence.
(c)    Other Termination of Employment or Service. Except as otherwise provided in Sections 3(a) or 3(b), if the Participant has not satisfied the Service Requirement, then upon the termination of the Participant’s employment or other service relationship with the Company or an Affiliate for any reason, any unearned portion of the Cash Incentive Award will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.
4.    Settlement of Cash Incentive Award. Except as otherwise set forth in Sections 3(a) or 3(b), as soon as administratively practicable following the Committee’s certification of the level of attainment of the Performance Goal following each Performance Period End Date, but in no event later than 60 days following the applicable Performance Period End Date, the Company shall pay to the Participant (or the Participant’s permitted transferee, if applicable), a cash lump sum payment equal to the applicable Earned Cash Incentive Award. The value of the Cash Incentive Award shall not bear any interest owing to the passage of time. Neither this Section 4 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.
5.    Tax Withholding. To the extent that the receipt, vesting or settlement of this Award results in compensation income or wages to the Participant for federal, state, local and/or foreign tax purposes, the Company or an Affiliate of the Company will withhold from the settlement of any Earned Cash Incentive Award the amount necessary or appropriate to satisfy its withholding obligations.
6.    Plan Restrictions.  The Participant acknowledges and agrees that the Cash Incentive Award granted under this Agreement and any Shares received in settlement thereof, shall be subject to all applicable provisions of the Plan, including but not limited to the restrictions on transferability set forth in Section 14.6 of the Plan.
7.    Execution of Receipts and Releases. Any payment to the Participant or the Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such person hereunder. As a condition precedent to such payment or issuance, the Company may require the Participant or the Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate; provided, however, that any review period under such release will not modify the date of settlement with respect to any Earned Cash Incentive Award.
8.    No Right to Continued Employment, Service or Awards. Nothing in the adoption of the Plan, nor the award of the Cash Incentive Award thereunder pursuant to the Grant Notice and this Agreement, shall confer upon the Participant the right to continued employment by, or a continued service relationship with, the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment or other service relationship at any time. The grant of the Cash Incentive Award is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Any future Awards will be granted at the sole discretion of the Company.
9.    Notices. Any notice which may be required or permitted under this Agreement shall be in writing, and shall be delivered in person or via email transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:
(a)    If such notice is to the Company, to the attention of the General Counsel of the Company or at such other address as the Company, by notice to the Participant, shall designate in writing from time to time.
(b)    If such notice is to the Participant, at his/her address as shown on the Company’s records, or at such other address as the Participant, by notice to the Company, shall designate in writing from time to time.
10.    Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.
11.    Agreement to Furnish Information. The Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.

12.    Entire Agreement; Amendment.. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Cash Incentive Award granted hereby; provided¸ however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company (or an Affiliate or other entity) and the Participant in effect as of the date a determination is to be made under this Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of the Participant shall be effective only if it is in writing and signed by both the Participant and an authorized officer of the Company.
13.    Severability; Waiver. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.
14.    Clawback. Notwithstanding any provision in the Grant Notice, this Agreement or the Plan to the contrary, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Board from time to time, all amounts paid or payable hereunder shall be subject to forfeiture, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.
15.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws thereof.
16.    Successors and Assigns. The Company may assign any of its rights under this Agreement without the Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and the Participant's beneficiaries, executors, administrators and the person(s) to whom the Cash Incentive Award may be transferred by will or the laws of descent or distribution.
17.    Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
18.    Counterparts.  The Grant Notice may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of the Grant Notice by facsimile or portable document format

(.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of the Grant Notice.
19.    Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the Cash Incentive Award granted pursuant to this Agreement is intended to be exempt from the applicable requirements of Section 409A of the Code, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto (the “Nonqualified Deferred Compensation Rules”), and shall be construed and interpreted in accordance with such intent. Nevertheless, to the extent that the Committee determines that the Cash Incentive may not be exempt from the Nonqualified Deferred Compensation Rules, then, if the Participant is deemed to be a “specified employee” within the meaning of the Nonqualified Deferred Compensation Rules, as determined by the Committee, at a time when the Participant becomes eligible for settlement of all or a portion of the Cash Incentive Award upon his “separation from service” within the meaning of the Nonqualified Deferred Compensation Rules, then to the extent necessary to prevent any accelerated or additional tax under the Nonqualified Deferred Compensation Rules, such settlement will be delayed until the earlier of: (a) the date that is six months following the Participant’s separation from service and (b) the Participant’s death. Notwithstanding the foregoing, the Company and its Affiliates make no representations that the Cash Incentive Award provided under this Agreement is exempt from or compliant with the Nonqualified Deferred Compensation Rules and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules. Each payment under the Cash Incentive Award is intended to be “separate” payment for purposes of the Nonqualified Deferred Compensation Rules.